EXHIBIT 99.1
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2005	2004	2005	2005	2004
Sales	$87,386	$108,869	$86,140	$173,526	$213,356
Cost of sales	55,338	71,907	57,065	112,403	137,980

Gross profit	32,048	36,962	29,075	61,123	75,376
Operating expenses:
Research and development	11,016	12,809	11,015	22,031	26,219
Selling, general and administrative	13,993	14,087	12,901	26,894	27,891
Amortization of intangible assets	518	1,125	547	1,065	2,295
Restructuring charges	1,068	187	1,262	2,330	407

Total operating expenses	26,595	28,208	25,725	52,320	56,812

Income from operations	5,453	8,754	3,350	8,803	18,564

Other expense, net	(719)	(2,417)	(2,087)	(2,806)	(3,572)

Income from continuing operations before income taxes	4,734	6,337	1,263	5,997	14,992

Provision for income taxes	(1,430)	(1,867)	(529)	(1,959)	(3,598)

Income from continuing operations	3,304	4,470	734	4,038	11,394

Gain on sale of discontinued assets	2,645	—	—	2,645	—
Provision for income taxes	—	—	—	—	—

Income from discontinued operations	2,645	—	—	2,645	—

Net Income	$5,949	$4,470	$734	$6,683	$11,394

Net income per basic share
Income from continuing operations	$0.10	$0.14	$0.02	$0.12	$0.35
Income from discontinued operations	0.08	—	—	0.08	—

Basic earnings per share	$0.18	$0.14	$0.02	$0.20	$0.35

Net income per diluted share
Income from continuing operations	$0.10	$0.13	$0.02	$0.12	$0.34
Income from discontinued operations	0.08	—	—	0.08	—

Diluted earnings per share	$0.18	$0.13	$0.02	$0.20	$0.34

Basic weighted-average common shares outstanding	32,797	32,644	32,755	32,776	32,612

Diluted weighted-average common shares outstanding	33,094	33,187	32,878	32,986	33,435

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$67,216	$38,404
Marketable securities, available for sale	70,571	69,578
Accounts receivable, net	67,089	72,053
Inventories, net	59,021	73,224
Other current assets	2,774	6,140

Total current assets	266,671	259,399

Property and equipment, net	41,814	44,746

Deposits and other	4,219	6,468
Goodwill and intangibles, net	72,838	80,308
Customer service equipment, net	3,306	2,968
Deferred debt issuance costs, net	1,536	2,086
Deferred income tax assets, net	849	—

Total assets	$391,233	$395,975

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$21,163	$17,683
Other accrued expenses	25,587	28,615
Current portion of capital leases and senior borrowings	2,721	3,726
Accrued interest payable on convertible subordinated notes	2,460	2,460

Total current liabilities	51,931	52,484

Long-term liabilities:
Capital leases and senior borrowings	3,280	4,679
Deferred income tax liabilities, net	—	3,709
Convertible subordinated notes payable	187,718	187,718
Other long-term liabilities	2,169	2,407

Total long-term liabilities	193,167	198,513

Total liabilities	245,098	250,997

Stockholders’ equity	146,135	144,978

Total liabilities and stockholders’ equity	$391,233	$395,975